UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2022

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	INPX	The Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

Investment

Securities Purchase Agreement

On April 27, 2022 (the “Original Issue Date”), Inpixon, a Nevada corporation (“Inpixon”), entered into and consummated the transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”) with an unaffiliated company operating in the insurance technology sector (“Seller”), pursuant to which Inpixon purchased a 10% Original Issue Discount Senior Convertible Debenture (a “Debenture”) issued by Seller in an aggregate principal amount of $6,050,000 for a purchase price of $5,500,000. The Purchase Agreement is one of a series of securities purchase agreements which Seller has or will enter into under a private placement of Debentures commenced in February 2022 (the “2022 Debenture Offering”).

Debenture

Interest, Maturity and Prepayment. Interest on the Debenture accrues at a rate of 12% per annum, of which 12 months will be guaranteed, and is payable on each conversion date (as to the principal amount being converted) and on the maturity date, in cash, or in shares of Class A common stock of Seller (the “Conversion Shares”) upon a conversion of all or a portion of the outstanding principal amount on the Debenture. The Debenture will mature on the date that is 12 months from the Original Issue Date (the “Original Maturity Date”), which may be extended or accelerated pursuant to the terms of the Debenture. Seller may elect to extend the maturity for an additional 3-month period from the Original Maturity Date (the “Extension Period”), provided, that upon such extension, the aggregate amount due and payable on the Debenture will be increased to 130% of the aggregate amount due and payable on the Debenture at the expiration of the Original Maturity Date. Seller may prepay all or any portion of the Debenture, provided, that Seller will also pay a prepayment premium equal to (i) 20% if prior to the Original Maturity Date, or (ii) 30%, if during the Extension Period, of the aggregate amount due and payable on the Debenture at the time of prepayment, and any prepayment will be made to all purchasers of Debentures in the 2022 Debenture Offering on a pro rata basis based on the respective outstanding principal amounts of the Debentures.

Conversion. At any time after 270 days following the Original Issue Date, Inpixon may elect to convert all or a portion of the Debenture (a “Voluntary Conversion”). If Seller consummates a public offering of its Class A common stock for an aggregate price of at least $5,000,000 or a business combination transaction with a special purpose acquisition corporation resulting in the listing of the securities of Seller, or any successor entity to Seller, on a qualified stock exchange (a “Qualified Offering”), the outstanding amount on the Debenture will be automatically converted into Conversion Shares (a “Mandatory Conversion”). The number of Conversion Shares issuable upon a conversion will be the quotient obtained by dividing the outstanding amount on the Debenture to be converted by the conversion price, which will be equal to (i) in the event of a Voluntary Conversion, $5.00 per Conversion Share, which will be reduced to $4.00 per Conversion Share if there has been no Mandatory Conversion within 360 days following the Original Issue Date or an event of default occurs; or (ii) in the event of a Mandatory Conversion, 75% of the issuance price or merger consideration per share, as applicable, in the Qualified Offering, subject to customary adjustments pursuant to the Debenture.

Default Events. Each of the following events will constitute an event of default under the Debenture: (i) failure to meet a payment obligation under the Debenture, (ii) failure to observe other covenants of the Debenture or related agreements, (iii) a default under the Debenture, related agreements or other material agreements of Seller, (iv) breach of any material representation or warranty, (v) bankruptcy, (vi) default under other credit arrangements of Seller, (vii) a change in control not resulting from a Qualified Offering, or (viii) any monetary judgment or similar process entered or filed against Seller for more than $250,000 which is unvacated for a 45 day period. If any event of default occurs, Inpixon may demand an immediate payment of 130% of the entire outstanding amount on the Debenture, and the interest rate of the Debenture will be increased to the lesser of (i) 18% per annum and (ii) the maximum rate permitted under applicable law.

Subsidiary Guarantee. Each of the direct subsidiaries of Seller entered into a guarantee in favor of Inpixon (the “Subsidiary Guarantee”), pursuant to which each such subsidiary guaranteed the complete payment and performance by Seller of its obligations under the Debenture and related agreements.

The foregoing summary of the Purchase Agreement, Debenture and Subsidiary Guarantee does not purport to be a complete description of all of the provisions of such agreements and is qualified in its entirety by reference to the full text of such agreements, copies of which Inpixon will file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPIXON

Date: April 28, 2022	By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

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